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                                                                     EXHIBIT 5.1


                                  July 31, 2000

Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060

        RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 31, 2000 (the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of 1933, as amended, of an additional 2,670,000 shares (reflects a 3:1 stock split which occurred on July 18, 2000) of your Common Stock, par value $0.01 per share (the "SHARES") reserved for issuance under the your 1993 Stock Plan and your 1993 Director Stock Option Plan (collectively, the "PLANS"). As legal counsel for Plantronics, Inc., a Delaware corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           /s/ WILSON SONSINI GOODRICH & ROSATI
                                           -------------------------------------
                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation